EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires Initial Tranche of
Eight-Facility Northern California Senior Housing Portfolio

SAN FRANCISCO (July 5, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has completed the acquisition of the first of two tranches of the total 327-unit, eight-facility Northern California Senior Housing Portfolio, with properties acquired in the first tranche located in the Northern California communities of Belmont, Fairfield, Menlo Park and Sacramento. The second tranche, comprised of senior housing facilities in Napa and Sonoma, California, is expected to close later this year, but is subject to customary closing conditions and the satisfaction of other requirements as detailed in the respective acquisition agreements, and therefore, no assurances can be given that the second tranche will close within this timeframe or at all.

The five-facility initial tranche of Northern California Senior Housing Portfolio totals approximately 134,000 square feet of assisted living, memory care and skilled nursing space. The portfolio is 100 percent occupied and operated by Colonial Oaks Master Tenant, LLC under a 15-year absolute net lease with annual rent escalators of 6.5 percent after the first year and 2.5 percent thereafter. With the inclusion of the initial tranche of Northern California Senior Housing Portfolio, Colonial Oaks operates and/or manages 13 senior housing communities in California, Georgia, Louisiana and Texas.

“The addition of the initial tranche of Northern California Senior Housing Portfolio further diversifies the growing Griffin-American Healthcare REIT IV portfolio both geographically and from an asset mix perspective,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “It also strengthens our relationship with Colonial Oaks, which also leases a senior housing portfolio in Lafayette, Louisiana owned by the REIT.”

The initial tranche of Northern California Senior Housing Portfolio was acquired from multiple entities affiliated with Nazareth Healthcare, Inc., an unaffiliated third party represented by Grant Goodman and Chad Elliott of Lancaster Pollard & Co., LLC. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its revolving line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and, as of the date of acquisition of the initial tranche of Northern California Senior Housing Portfolio, has acquired a portfolio of 27 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $318 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at approximately $8.4 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV believes that it currently qualifies, and intends to elect to be treated, as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT thereafter. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 22-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.8 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42* million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.8* billion in asset value, based on purchase price, as of March 31, 2017. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the diversification and growth of the company’s portfolio, the company’s expectation to close the second tranche of Northern California Senior Housing Portfolio, the quality of the tenant at Northern California Senior Housing Portfolio and the relationship between the company and the tenant at Northern California Senior Housing Portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economies of Menlo Park, Belmont, Fairfield and Sacramento, California; the uncertainties relating to the completion and satisfaction of the closing conditions and other requirements to acquire the second tranche of Northern California Senior Housing Portfolio; the strength and financial condition of Northern California Senior Housing Portfolio and its tenant; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.